Production Agreement

Party A: Tonghua Linyuan Grape Planting Co, Ltd

Party B: Tonghua Jinyuanshan Winery

Party B agrees to produce mountain grape wines for Party A. Both parties have reached the following terms based on the mutually beneficial principles:

1.	Product Names: Pearl in Snow Wine; Ice Wine.

2.	Prior to production, Party A shall provide production guidelines and obtain approval from the city inspection department.

3.	Party A shall notify the supervision department a week in advance for every batch of production.

4.
Party A shall supply all the production materials including bottling and packaging and other related materials. If it is necessary for Party B to supply other materials, the terms will be negotiated separately.

5.
Party A shall  assign technical and inspection personnel to monitor the production and quality. Party B shall deliver the products according to Party A’s production standard. All products must meet state standards.

6.	Product s Health Standard: Party B must meet health standards set by the State.

7.	Products quality: Party B must meet the quality standard set by Party A, in accordance with QB/1982-94 grape wine production standard requirement.

8.
Confidentiality Clause: Party A provides production related technical information. Party B is required to keep the information confidential.  The rights to the products logo and packaging designs are owned by Party A. Party B cannot use them for its own purposes.

9.	Products Safekeeping: After final inspection of the products, products can be kept temporarily at Party B’s facility for up to one month. Party A must ship out the products within one month.

10.
Product defect allowance: Party B is allowed to have  5% wine production defect rate; 0.3% on labeling and packaging; and 0.5% on bottles. If the bottle damage was caused by delivery, Party B will not be responsible for the damage.

11.	Processing fee and calculation: Party A pays Party B RMB 1 per bottle for bottling Pearl in the Snow wine, and RMB 1.50 per bottle for bottling Ice Wine.

12.	Party A provides Party B the information on ingredient contents, origin of the raw materials and their sales region.

13.	Production Preparation: Party A shall provide all the raw materials, packaging materials and the quantity of production to Party B 10 days in advance of production.

14.	Duration of this Contract: This contract is valid from May 20, 2009 to May 19, 2012. If there is any dispute beyond negotiation, it will be mediated by the local arbitration authority.

15.	This contract will be effective after both parties have pressed their seals on two copies. Each party has possession of one copy. Each copy has the same force of law.

16.	Party A subcontracts Party B to produce under Party B’s National Industrial Production permit. Party A shall name Party B on its labels (after city quality inspection’s approval).

17.	If there are any taxes incurred by Party B for processing Party A’s wines, Party A is liable for paying these taxes.